Exhibit 99

              Viad Corp Announces First Quarter Results;
  First Quarter Income From Continuing Operations of $0.56 per Share

    PHOENIX--(BUSINESS WIRE)--April 29, 2005--Viad Corp (NYSE:VVI) today announced first quarter 2005 revenue of $249.5 million, segment operating income of $22.8 million, and income from continuing operations of $12.4 million, or $0.56 per diluted share, in line with Viad's prior guidance. Net income for the quarter was $12.2 million, or $0.55 per share, which includes a loss from discontinued operations of $227,000, or $0.01 per share, relating to tax matters associated with previously sold operations.
    Robert H. Bohannon, chairman, president and chief executive officer said, "We are very pleased with our results for the first quarter. The strong year-over-year growth reflects positive show rotation and increased discretionary services revenue at GES as well as an overall increase in trade show activity that benefited both GES and Exhibitgroup. Although the trade show industry remains challenging, we are seeing real signs of improvement."

    First Quarter 2005 Financial Highlights

    Highlights of the 2005 first quarter, compared to first quarter 2004 results, are presented below.



                                            Q1 2005  Q1 2004   Change
                                            -------  -------  --------
                                            ($ in millions)
Revenue                                     $249.5   $207.6      20.2%
Segment operating income                     $22.8    $16.2      40.5%
Operating margins (a)                          9.1%     7.8%   130 bps
Income from continuing operations            $12.4     $7.6      64.4%
Net income                                   $12.2     $7.6      61.4%
Adjusted EBITDA (b)                          $27.1    $19.3      40.3%
Cash from operations                         $10.7     $6.8      57.9%
Free cash flow (b)                            $6.3     $2.9     117.7%

(a) For operating margins, the change from the prior year period is presented in basis points.

(b) Adjusted EBITDA is defined by Viad as net income before interest expense, income taxes, depreciation and amortization, goodwill and intangible asset impairments, changes in accounting principles and the effects of discontinued operations. Free cash flow is defined by Viad as net cash provided by operating activities minus capital expenditures and dividends. Adjusted EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America (GAAP) and may not be comparable to similarly titled measures presented by other companies.

    These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Free cash flow is also used by management to assess the company's ability to service debt, fund capital expenditures and finance growth. Management believes these non-GAAP measures are useful to investors in benchmarking and trending the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP. See Table Two for reconciliations of net income to Adjusted EBITDA, and of net cash provided by operating activities to free cash flow.


    At the end of the first quarter 2005:

    --  Cash and cash equivalents were $128.9 million.

    --  Debt totaled $18.5 million, with a debt-to-capital ratio of
        4.8 percent.

    GES Exposition Services (GES)

    GES' revenue for the first quarter of 2005 was $198.4 million, up $34.8 million or 21.3 percent from $163.6 million in the first quarter 2004. Segment operating income was $26.8 million, up 30.1 percent from $20.6 million in 2004 and operating margins were 13.5 percent as compared to 12.6 percent in 2004.
    Bohannon said, "GES had a record quarter, with revenue exceeding the levels reached prior to September 11th, 2001. Approximately $22 million of the revenue increase over the 2004 first quarter was due to positive show rotation. Additionally, revenue across all shows benefited from continued growth in discretionary spending, driven by GES' Products and Services group, as well as continued improvement in the trade show industry. Operating income and margins were very strong, but they were hampered somewhat by capacity constraints, high fuel costs, and unusually high levels of precipitation in the West that impeded productivity on certain shows."

    Exhibitgroup/Giltspur (Exhibitgroup)

    Exhibitgroup's first quarter revenue was $46.4 million, up $6.4 million or 15.9 percent from $40.1 million in the 2004 first quarter. Segment operating results improved by $1.2 million to a loss of $1.8 million, as compared to the 2004 first quarter loss of $3.0 million. The 2005 first quarter operating loss included $2.5 million in legal expenses incurred to defend against unfair competitive practices, including violation of intellectual property rights related to Exhibitgroup's kiosk business.
    Bohannon said, "Notwithstanding the kiosk legal expenses, Exhibitgroup's results reflect substantial year-over-year improvements in their core operations. The increase in revenue was due to an overall increase in trade show activity, including revenue attributable to clients exhibiting at CONEXPO-CON/AGG, which occurs every three years. Additionally, gross margins were up significantly and capacity utilization was improved."
    Bohannon continued, "The legal expenses we are incurring in the kiosk business are an unfortunate but necessary cost. Our intellectual property rights protect our discernible differences and therefore the value of our business. We cannot allow a competitor to violate these rights."

    Travel and Recreation Services

    Travel and Recreation Services segment revenue for the 2005 first quarter was $4.7 million, as compared to $3.9 million in the 2004 first quarter. Segment operating loss was $2.2 million, as compared to a loss of $1.3 million in the 2004 first quarter.
    Bohannon said, "The first quarter is seasonally slow for the Travel and Recreation Services segment, contributing less than 10 percent of its full-year revenue. We look forward to this segment's positive contributions to Viad's operating results during the next two quarters."

    2005 Outlook

    Guidance provided by Viad is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of this press release.

    Full Year 2005

    Viad's guidance for the full year 2005 remains unchanged. Full year income per diluted share is expected to be in the range of $1.23 to $1.36, as compared to income from continuing operations before impairment losses of $1.07 per share in 2004. Revenue is expected to increase by a low-single digit rate from the 2004 amount of $785.7 million. Segment operating income is expected to increase by a mid-single digit to mid-teens rate from $53.4 million in 2004. This improvement is expected to be driven mainly by cost reductions and improved margins at Exhibitgroup. Despite negative show rotation of approximately $10 million, GES' revenue is expected to be slightly better than 2004, driven mainly by continued growth in the Products and Services group.

    Second Quarter 2005

    The following second quarter guidance reflects a reduced outlook for Exhibitgroup based primarily on an expected increase in legal fees related to the kiosk business. In addition, Viad has reduced its outlook for second quarter revenue at Exhibitgroup, based upon expected reductions or delays in previously anticipated client spending.
    For the second quarter, income per share is expected to be in the range of $0.44 to $0.52, as compared to $0.42 per share in the 2004 second quarter. Revenue is expected to increase by a single digit rate from the 2004 amount of $207.4 million, driven mainly by revenue growth at GES. Segment operating income is expected to be in the range of $18.9 million to $21.9 million, as compared to $18.9 million in the second quarter of 2004.
    This guidance is based upon the following segment revenue and operating income expectations.



                                   Segment               Segment
                                   Revenue           Operating Income
                              -----------------     ------------------
                              low-end   high-end   low-end    high-end
                                          ($ in millions)

 GES                            $140  to  $150      $15.8   to  $17.5
 Exhibitgroup                    $50  to   $55      $(1.5)  to  $(0.5)
 Travel & Recreation             $19  to   $21       $4.5   to   $5.2


    Third Quarter 2005

    Viad has increased its guidance for the third quarter based on an improved outlook for all of its businesses. For the third quarter, income per share is expected to be in the range of $0.27 to $0.33, as compared to income before impairment losses per share of $0.57 in the 2004 third quarter. Revenue is expected to decrease by 10 to 20 percent from the 2004 amount of $218.6 million. These decreases are expected to be driven mainly by negative show rotation of approximately $34 million at GES and $10 million at Exhibitgroup (from the European airshow that will occur in the 2005 second quarter).

    Fourth Quarter 2005

    Viad's guidance for the fourth quarter remains unchanged. Loss per share is expected to be in the range of $0.04 to $0.08, as compared to loss from continuing operations before impairment charges per share of $0.27 in the 2004 fourth quarter. This improvement is expected to be driven mainly by cost reductions and improved margins at Exhibitgroup. Revenue is expected to increase by a low to mid-single digit rate from the 2004 amount of $152.1 million.
    Bohannon said, "Our strong first quarter got us off to a good start in 2005. We saw better than expected revenue at all of our segments and the trade show industry seems to be holding its moderately upward course. Certainly, it is still early in the year and we have many challenges ahead of us, particularly at Exhibitgroup. However, we continue to be more optimistic about the industries we serve and we are committed to driving meaningful earnings growth in 2005."

    Conference Call and Webcast

    Viad Corp will hold a conference call with investors and analysts for a review of first quarter 2005 results on Friday, April 29, 2005 at 9 a.m. (EDT). To join the live conference call, dial (800) 231-9012, passcode 5480586, or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at
(888) 203-1112, passcode 5480586, or visit the Viad Web site and link to a replay of the webcast. Viad is an S&P SmallCap 600 company. Major subsidiaries include GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company's Web site at www.viad.com.

    Forward Looking Statements

    As provided by the safe harbor provision under the "Private Securities Litigation Reform Act of 1995," Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, and the realization of restructuring cost savings. Actual results could differ materially from those projected in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.
    Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.



                      VIAD CORP AND SUBSIDIARIES
                     TABLE ONE - QUARTERLY RESULTS
                              (UNAUDITED)

                                          Three months ended March 31,
                                          ----------------------------
(000 omitted, except per share data)         2005       2004      %
                                          ----------- --------- ------


Revenues (Note A)                           $249,512  $207,555   20.2%
                                          =========== ========= ======

Segment operating income (Note A)            $22,767   $16,206   40.5%
Corporate activities and minority
 interests                                    (2,619)   (2,522)  -3.8%
Restructuring recovery (Note B)                  290         -     NM
Net interest income (expense)                    150      (341)    NM
                                          ----------- --------- ------
Income before income taxes                    20,588    13,343   54.3%
Income tax expense                            (8,163)   (5,784) -41.1%
                                          ----------- --------- ------
Income from continuing operations             12,425     7,559   64.4%
Loss from discontinued operations (Note
 C)                                             (227)        -     NM
                                          ----------- --------- ------
Net income                                   $12,198    $7,559   61.4%
                                          =========== ========= ======

Diluted income per common share:
  Income from continuing operations            $0.56     $0.35   60.0%
  Loss from discontinued operations            (0.01)        -     NM
                                          ----------- --------- ------
  Net income per share                         $0.55     $0.35   57.1%
                                          =========== ========= ======

Basic income per common share:
  Income from continuing operations            $0.57     $0.35   62.9%
  Loss from discontinued operations            (0.01)        -     NM
                                          ----------- --------- ------
  Net income per share                         $0.56     $0.35   60.0%
                                          =========== ========= ======

Common shares treated as outstanding for net income per share calculations:

  Average outstanding shares                  21,917    21,677    1.1%
                                          =========== ========= ======

  Average outstanding and potentially
   dilutive shares                            22,092    21,804    1.3%
                                          =========== ========= ======

NM = not meaningful




                      VIAD CORP AND SUBSIDIARIES
                TABLE ONE - NOTES TO QUARTERLY RESULTS
                              (UNAUDITED)

(A) Reportable Segments
                                          Three months ended March 31,
                                          ----------------------------
    (000 omitted)                            2005       2004      %
                                          ----------- --------- ------

    Revenues:
      GES Exposition Services               $198,350  $163,563   21.3%
      Exhibitgroup/Giltspur                   46,432    40,053   15.9%
      Travel and Recreation Services           4,730     3,939   20.1%
                                          ----------- --------- ------
                                            $249,512  $207,555   20.2%
                                          =========== ========= ======

    Segment operating income (loss):
      GES Exposition Services                $26,752   $20,558   30.1%
      Exhibitgroup/Giltspur                   (1,828)   (3,029)  39.7%
      Travel and Recreation Services          (2,157)   (1,323) -63.0%
                                          ----------- --------- ------
                                             $22,767   $16,206   40.5%
                                          =========== ========= ======

(B) Restructuring Recovery -- In the first quarter of 2005, $290,000 ($175,000 after-tax), primarily related to severance reserves associated with Viad's 2001 restructuring, was reversed.

(C) Loss from Discontinued Operations -- In the first quarter of 2005, Viad recorded a loss from discontinued operations of $227,000 relating to tax matters associated with previously sold operations, primarily foreign tax settlements.





                      VIAD CORP AND SUBSIDIARIES
            TABLE TWO - ADJUSTED EBITDA AND FREE CASH FLOW
                              (UNAUDITED)

                                          Three months ended March 31,
                                          ----------------------------
(000 omitted)                                2005       2004      %
                                          ------------ -------- ------

Adjusted EBITDA:
  Net income                                  $12,198   $7,559   61.4%
  Loss from discontinued operations               227        -     NM
                                          ------------ -------- ------
  Income from continuing operations            12,425    7,559   64.4%
  Interest expense                                557      567    1.8%
  Income tax expense                            8,163    5,784  -41.1%
  Depreciation and amortization                 5,994    5,429  -10.4%
                                          ------------ -------- ------
  Adjusted EBITDA                             $27,139  $19,339   40.3%
                                          ============ ======== ======


                                          Three months ended March 31,
                                          ----------------------------
(000 omitted)                                2005       2004      %
                                          ------------ -------- ------

Free Cash Flow:
  Net cash provided by operating
   activities                                 $10,700   $6,776   57.9%
  Less:
    Capital expenditures                       (3,474)  (3,862)  10.0%
    Dividends paid                               (881)       -     NM
                                          ------------ -------- ------
    Free cash flow                             $6,345   $2,914  117.7%
                                          ============ ======== ======

NM = not meaningful

    CONTACT: Viad Corp, Phoenix
             Carrie Long, 602-207-2681 (Investor Relations) clong@viad.com